                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934

                           Commission File Number: 0-15575

           T. Rowe Price Realty Income Fund II, America s Sales-Commission-
                                        Free
                           Real Estate Limited Partnership
                (Exact name of registrant as specified in its charter)

          100 East Pratt Street, Baltimore, Maryland  21202  (800) 638-5660
            (Address, including zip code, and telephone number, including area code,
                     of registrant s principal executive offices)

                        Units of Limited Partnership Interest
               (Title of each class of securities covered by this Form)

                                         None
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please   place  an  X  in   the  box(es)  to  designate  the
          appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [  ]      Rule 12h-3(b)(1)(ii)     [  ]
          Rule 12g-4(a)(1)(ii)     [  ]      Rule 12h-3(b)(2)(i) [  ]
          Rule 12g-4(a)(2)(i) [  ]      Rule 12h-3(b)(2)(ii)     [  ]
          Rule 12g-4(a)(2)(ii)     [  ]      Rule 15d-6          [  ]
          Rule 12h-3(b)(1)(i) [x]

               Approximate   number  of  holders   of  record  as   of  the
          certificate or notice date:   0

               Pursuant to the requirements of the Securities Exchange Act of 1934 T. Rowe Price Realty Income Fund II, America s Sales-Commission-Free Real Estate Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   T. ROWE PRICE REALTY INCOME FUND II,
                                   AMERICA S SALES-COMMISSION-FREE REAL
                                   ESTATE LIMITED PARTNERSHIP

                                    By: T.  Rowe   Price  Realty
                                    Income Fund II Management, Inc., as
                                    General Partner



                                         By:  /s/Lucy B. Robins
                                            Lucy B. Robins
                                            Vice President